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                     AMENDMENT TO EXECUTIVE NON-COMPETITION,
                   NON-SOLICITATION AND DEVELOPMENTS AGREEMENT

         This Amendment to Executive Non-Competition, Non-Solicitation and Developments Agreement (this "Agreement") is made and entered into as of ______________________, by and among David Linthicum (the "Executive"), Mercator Software, Inc., a Delaware corporation (the "Company"), and Ascential Software Corporation, a Delaware corporation (the "Parent").

         WHEREAS, Executive, Company and Parent have entered into an Executive Non-Competition, Non- Solicitation and Developments Agreement ("Non-Competition Agreement"), dated _____________________;

         WHEREAS, Company and Parent further understand that Executive has authored numerous works within their industry and do not wish to prevent or unduly restrict Executive from continuing to practice such activity at the termination of his employment with Company or Parent; and

         WHEREAS, Executive, Company and Parent wish to amend and further define the Non-Competition Agreement as set forth herein.

                              W I T N E S S E T H :

         It is expressly agreed that, notwithstanding any provision to the contrary in the Non-Competition Agreement, the following actions shall not, in and of themselves, be considered to be a breach or violation of the provisions of Section 1(c) of the Non-Competition Agreement, provided that such actions are not sponsored or financed by, performed in conjunction with or otherwise affiliated with, related to, or for the benefit of any competitive entities (as such term is used in the Non-Competition Agreement, hereinafter "competitive entities" ): authoring works, delivering lectures, acting as a commentator, or performing similar functions. In addition, it is agreed that Executive may be employed by or consult for any company that is not one of the competitive entities.

                                               EXECUTIVE:

                                                    /s/ David Linthicum
                                               _________________________________
                                               Name:    David Linthicum
                                               Address: 14102 Sorrel Chase Court
                                                        Centreville, VA 20121

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                                               Telephone: 703-803-2870
                                               Facsimile: 703-390-4524

                                               ASCENTIAL SOFTWARE CORPORATION

                                               By:  /s/ Peter Fiore
                                                  ______________________________
                                                  Name: Peter Fiore
                                                  Title: President

                                               COMPANY:
                                               MERCATOR SOFTWARE, INC.

                                               By:  /s/ Roy C. King
                                                  ______________________________
                                                  Name: Roy C. King
                                                  Title: Chairman & CEO